SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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UNITED INVESTORS INCOME PROPERTIES

(Name of Registrant as Specified in its Charter)

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UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
July 19, 2010
Dear Limited Partner:
United Investors Income Properties, a Missouri limited partnership (the “Partnership”) in which you have invested, entered into an agreement with Wyatt & Knox Investments, LLC, a Georgia limited liability company (the “Purchaser”), an unaffiliated third party, to sell the Partnership’s apartment complex known as Defoors Crossing Apartments and located in Atlanta, Georgia (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property is $3,000,000. The terms of the Sale are more fully described in the attached Consent Solicitation Statement.
We are of the opinion that the Sale is in the best interests of the partners in the Partnership for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
YOUR VOTE IS IMPORTANT
We recommend that you consent to the Sale. Please complete, sign, date and return the enclosed Consent in the enclosed pre-addressed, postage-paid envelope as soon as possible. If you have any questions or require any assistance, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.
UNITED INVESTORS REAL ESTATE, INC.

UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT SOLICITATION STATEMENT
July 19, 2010
United Investors Income Properties, a Missouri limited partnership (the “Partnership”) in which you have invested, entered into an agreement (as amended, the “Purchase Agreement”) with Wyatt & Knox Investments, LLC, a Georgia limited liability company, an unaffiliated third party, to sell the Partnership’s apartment complex known as Defoors Crossing Apartments and located in Atlanta, Georgia (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property (the “Purchase Price”) is $3,000,000. United Investors Real Estate, Inc., the general partner of the Partnership (the “General Partner”), is soliciting the consent of the Partnership’s limited partners (the “Limited Partners” and together with the General Partner, the “Partners”) to the Sale.
This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the “Consent”), are first being mailed to Limited Partners of record as of July 14, 2010 (the “Record Date”) on or about July 19, 2010.
THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 9, 2010 UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THIS DATE, AS SO EXTENDED, IS REFERRED TO AS THE “EXPIRATION DATE”).
Pursuant to the Agreement of Limited Partnership, dated July 27, 1988, as amended, governing the Partnership (the “Partnership Agreement”), the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding limited partnership units (“Units”) is required to approve the Sale. There were 61,063 Units outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 40.12% of the outstanding Units, or 24,498 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning more than 9.88% of the outstanding Units, or approximately 6,034 Units, is required to approve the Sale on the terms described in this Consent Solicitation Statement.
The General Partner is of the opinion that the Sale is in the best interests of the Limited Partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party, following a marketing process;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
The General Partner recommends that Limited Partners consent to the Sale by completing, dating and signing the enclosed Consent and returning it in the enclosed pre-addressed, postage-paid envelope as soon as possible.
By consenting to the Sale, Limited Partners also authorize the General Partner to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) (an “Alternative Sale”) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).
If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Limited Partners, that if the Partnership does make any future distributions Limited Partners will receive distributions equal to their tax liability, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

iii

SUMMARY TERM SHEET
This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.
•	The Sale. On June 15, 2010 (the “Effective Date”), the Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The Purchase Price is $3,000,000. See “THE SALE.”

•	What You Will Receive in the Sale. We currently estimate that the Partnership will distribute approximately $2,693,128, or approximately $44 per Unit, of Sale proceeds to Limited Partners. We added the Property’s portion of the Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding Partnership debt (including accrued interest), as well as closing costs, accounts payable, accrued expenses and other related Partnership liabilities, the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be $110,000, and the amount of the estimated state non-resident withholding tax to determine our estimate of Sale proceeds distributable to Limited Partners. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “ESTIMATED ALLOCATION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding Units is required to approve the Sale. There were 61,063 Units outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 40.12% of the outstanding Units, or 24,498 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning more than 9.88% of the outstanding Units, or approximately 6,034 Units, is required to approve the Sale. See “SOLICITATION OF CONSENTS.”

•	Reasons for the Sale. The General Partner is of the opinion that the Sale is in the best interests of Partners because:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party, following a marketing process;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE.”

•	Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss in connection with the Sale and liquidation of the Units. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
•	Disadvantages of the Sale. The Sale has the following disadvantages:
•	Property value could appreciate due to, among other factors, an improved economy, interest rates decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value.

•	After the Sale, Limited Partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.
•	Appraisal Rights. Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Units in connection with the Sale. See “SOLICITATION OF CONSENTS — No Appraisal Rights.”

•	Tax Consequences of the Sale and Liquidation of Units. The Sale and liquidation of Units will be taxable transactions for United States federal income tax purposes and possibly for state and local income tax purposes as well. If the Property is sold, the Partnership will recognize taxable gain. The gain recognized with respect to the Sale will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss from the Sale of the Property and the liquidation of Units. Depending on your basis in your Units and other aspects of your particular tax position, your taxable gain and any tax liability resulting from the Sale could exceed the cash you receive in the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	General Partner’s Recommendation. The General Partner recommends that Limited Partners consent to the Sale. See “THE GENERAL PARTNER’S RECOMMENDATION.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Solicitation Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.

FORWARD-LOOKING STATEMENTS
This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Limited Partners, and the Sale’s tax consequences.
The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership and the General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
The Sale has certain risks and disadvantages. You should carefully consider the following risks:
Limited Partners Will Recognize Income Upon the Sale. If the Property is sold, the Partnership will recognize taxable income as a result of the Sale equal to the excess of the sum of the cash and other property received for the Property plus the debt assumed by the Purchaser (or to which the Property is subject), over the Partnership’s adjusted basis in the Property. This taxable income will be allocated to the Partners in accordance with the Partnership Agreement. If the Sale closes, we currently estimate Limited Partners (subject to certain limitations and timing considerations discussed below) will recognize a total taxable loss of approximately $12 per Unit as a result of the Sale of the Units, operation of the Property during the year of the Sale and liquidation of the Partnership. This amount is not an estimate of the tax liability that will be payable by the Limited Partners, instead it is an estimate of the loss on which any tax liability will be determined. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. As a result of the limitations and timing considerations relating to the taxable loss arising in connection with the liquidation of Units, the Limited Partners may not be able to utilize such losses in the year of the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
Each Partner’s Tax Liabilities from the Sale May Exceed the Cash Proceeds Available for Distribution. Sale proceeds available for distribution to each Partner after repayment of the Partnership’s debts may be less than the Partner’s resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay income tax attributable to the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the General Partner may effect an Alternative Sale which may result in lower cash proceeds to the Partnership and lower or no distributions to Limited Partners.
The General Partner has a Conflict of Interest Because the Sale May Mitigate the General Partner’s Liability for Partnership Liabilities. The General Partner has a conflict of interest with respect to the Sale. The General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the General Partner’s liability for Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future. In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $1,199 as of April 30, 2010.
REASONS FOR THE SALE
The General Partner is of the opinion that the Sale is in the best interests of Partners. It came to this conclusion based on many factors, including the following:
The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party, following a marketing process.
Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities.
Favorable Market Conditions. Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.
The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
MARKETING
In December, 2007, the General Partner engaged CB Richard Ellis, a national real estate brokerage firm unaffiliated with the General Partner (the “Original Broker”), to market the Property. The General Partner and its affiliates transact business with the Original Broker from time to time. The Original Broker marketed the Property nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional and local level. Prospective purchasers were invited to bid on the Property. In February 2008, the Original Broker received letters of intent from numerous potential purchasers. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and perceived ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. The Original Broker received revised offers in March 2008. After evaluating the offers, the General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and perceived ability of the prospective purchaser to consummate the sale transaction. During March 2008, the General Partner negotiated a purchase contract for the Property with one or more prospective purchasers and in April 2008, entered into a purchase agreement with Titan Real Estate Investment Group, LLC, an Ohio limited liability company, an unaffiliated third party, to sell the Property for a gross purchase price of $4,022,000. However, this sale contract was terminated by the potential purchaser in May 2008.
In March 2010, the General Partner engaged Apartment Realty Advisors, a national real estate brokerage firm unaffiliated with the General Partner (the “Subsequent Broker”), to market the Property. The General Partner and its affiliates transact business with the Subsequent Broker from time to time. In May 2010, the Subsequent Broker received letters of intent from numerous potential purchasers. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and perceived ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers were invited to give their best and final offer for the Property. The Subsequent Broker received revised offers and after evaluating the offers, the General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser and perceived ability of the prospective purchaser to consummate the sale transaction. The General Partner negotiated a purchase contract for the Property with one of the prospective purchasers and in June 2010, entered into a purchase agreement with the Purchaser, an unaffiliated third party, to sell the Property for a gross purchase price of $3,000,000.
ESTIMATED ALLOCATION OF SALE PROCEEDS
This table summarizes our current estimate of Sale proceeds to be distributed to Limited Partners, assuming the Sale was completed on April 30, 2010. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.

Gross purchase price	$3,000,000
Plus: Cash and cash equivalents	80,955
Plus: Other partnership assets	9,025
Less: Accounts payable, accrued expenses and other liabilities	(83,301)[1]
Less: Reserve for contingency	(110,000)
Less: Estimated closing costs, including transfer taxes	(63,000)
Less: Estimated state nonresident withholding tax	(112,214)

TOTAL	2,721,465

Net Proceeds distributable to all Partners	2,721,465
Percentage of proceeds allocable to Limited Partners	99%

Net proceeds distributable to Limited Partners	2,693,128
Total number of Units	61,063

Distributable net proceeds per Unit	$44

1	$1,199 of this amount is payable to the General Partner and/or affiliates.
For Georgia income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Georgia taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from Georgia income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a Georgia income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any Georgia taxes withheld by the Partnership on behalf of such Partners.
Estimated Income or Loss from the Sale, Liquidation of Units and Operation of Property. Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss from the Sale of the Property, the liquidation of Units and the operation of the Property during the year of the Sale. This table summarizes our estimate of the allocation to Limited Partners of the aggregate taxable loss as well as the items comprising the aggregate loss, assuming the Sale was completed on April 30, 2010. These estimates below are not estimates of the tax liability that will be payable by the Limited Partners, instead they are estimates of the income or loss on which any tax liability will be determined. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates. Each Limited Partner should consult his, her or its tax advisor regarding the tax consequences to such Limited Partner. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Aggregate taxable loss per Unit from Sale of Property, liquidation of Units and operation of Property	$(12)

Items comprising aggregate taxable loss:

Unrecaptured Section 1250 gain per Unit from Sale	18

Long term capital loss per Unit from liquidation of Units	(31)

Ordinary income per Unit from operation of Property	1

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following summary of the United States federal income tax consequences of the Sale is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Partner resides. In addition, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Georgia taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from Georgia income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a Georgia income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Limited Partner should consult and must rely upon such Limited Partner’s own tax advisor in order to understand fully the federal, state, local and foreign income tax consequences to such Limited Partner from the Sale and the liquidation of Units.
Tax Consequences if the Property is Sold. Subject to the limitations and timing considerations discussed below, the General Partner estimates that a typical Limited Partner will recognize an aggregate taxable loss from the sale of the Property, the liquidation of the Limited Partner’s Units and the operation of the Property during the year of the Sale of approximately $12 per Unit. The aggregate taxable loss consists of (i) estimated ordinary income from operation of the Property in the tax year of sale of $1 per Unit, (ii) estimated Section 1231 gain of $18 (treated as “unrecaptured Section 1250 gain”) resulting from the sale of the Property, and (iii) estimated capital loss of approximately $31 per Unit (for Units that have not received a basis adjustment as a result of a sale of Units or death of the Unit holder) resulting from the liquidation of the Limited Partner’s Units. The capital loss is a result of syndication fees that are nondeductible at the Partnership level and do not reduce the Limited Partners’ income tax basis in their Units. The capital loss will be recognized in the same year as the final tax return which may not be the same year that the sale occurs.
The Partnership will recognize gain from the sale of the Property, as indicated above, because the amount the Partnership will realize from the sale will exceed its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Purchaser plus the fair market value of any other property it receives. If Purchaser assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also will be included in the Partnership’s amount realized as though Purchaser had made a cash payment to the Partnership in the same amount. Closing costs of the Partnership, such as brokerage commissions, legal fees, transfer taxes and title costs, generally reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the Limited Partners, in accordance with the Partnership Agreement.

Any gain recognized by the Partnership with respect to the sale of the Property generally will constitute gain arising from the sale of property used in the Partnership’s trade or business under Section 1231 of the Code (“Section 1231 gain”). Each Limited Partner will be allocated its share of the Partnership’s Section 1231 gain. In general, if the combination of all Section 1231 gains and losses of a particular Limited Partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of Section 1231 property, if any, will be treated as ordinary income to the extent of a Limited Partner’s unrecaptured net Section 1231 losses for the five most recent years. As a result, all or a portion of any Section 1231 gain from the sale of the Property allocated to a Limited Partner may be treated as ordinary income, rather than long-term capital gain, if the Limited Partner has had net unrecaptured Section 1231 losses in prior years. If that were to occur, such Limited Partner may be unable to utilize the anticipated capital loss outlined above because of limitations applicable to capital losses. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until losses can be used. The deductibility of losses is complicated, and each Limited Partner is urged to consult his, her or its tax advisor.
Under Section 1245 of the Code, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the Limited Partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The General Partner does not anticipate that the Partnership will have any Section 1245 gain or loss resulting from the Sale.
Under Section 1250 of the Code, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under Section 291(a)(1) of the Code, a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under Section 1245 if the transferred property were Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under Section 291(a)(1), corporate Limited Partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
In the case of Limited Partners of the Partnership that are individuals, estates, or trusts, the application of Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those Limited Partners may be allocated Section 1231 gain from the Partnership’s sale of the Property that is taxed as “unrecaptured Section 1250 gain.” Unrecaptured Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation previously taken. The current maximum federal tax rate applicable to unrecaptured Section 1250 gain is 25%.

In the case of Limited Partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured Section 1250 gain generally is taxed at a current maximum federal capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to Limited Partners that are corporations is not subject to preferential capital gains tax rates.
If a Limited Partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that Limited Partner. The determination of whether a Limited Partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each Limited Partner’s individual circumstances. Limited Partners are urged to consult with their tax advisors in this regard.
Distributions of Cash in Liquidation of Units. A distribution of cash (including a deemed distribution of cash under Section 752 of the Code as a result of a reduction in a Limited Partner’s share of Partnership liabilities) by the Partnership to a Limited Partner in liquidation of Units will be treated as an amount realized from a sale of the Limited Partner’s Units and will result in taxable gain only to the extent that the distribution exceeds the Limited Partner’s adjusted tax basis in such Limited Partner’s Units and will result in taxable loss to the extent that the cash distribution (including a deemed cash distribution) is less than the Limited Partner’s adjusted tax basis in such Limited Partner’s Units. Generally, any gain or loss recognized by a Limited Partner arising from a cash distribution (including a deemed cash distribution) by the Partnership will be capital gain or capital loss. As indicated above, the General Partner estimates that the Limited Partners will have a capital loss upon liquidation of the Units of $31 per Unit resulting from syndication fees that are nondeductible at the Partnership level and do not reduce the Limited Partners’ tax basis in their Units. The loss may not be recognized by a Limited Partner until the liquidation is complete and the Limited Partner’s entire interest in the Partnership is terminated. Generally, the liquidation will be viewed as complete and the Limited Partner’s interest in the Partnership terminated in the year the Partnership files its final tax return. The Partnership may not file its final tax return, and thus, the liquidation of the Limited Partner’s interest in the Partnership may not be complete, until 2011. In such event and subject to limitations relating to the recognition of capital losses, the Limited Partner would not be able to recognize the capital loss (estimated to be $31 per Unit) until 2011. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until losses can be used. The deductibility of losses is complicated, and each Limited Partner is urged to consult such Limited Partner’s tax advisor.
Proceeds available for distribution to the Limited Partners from the sale of the Property after repayment of the Partnership’s debts may be less than the tax liability resulting from the sale of the Property. Accordingly, Limited Partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
Tax Consequences if the Property is Not Sold. Continued operation of the Property may generate income that will be taxable to the Limited Partners, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the

Property. However, there may not be any cash available for distribution to the Partners if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. Such taxable income also may be subject to higher income tax rates in the future, as discussed below. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a Partnership tax return. If a Partner has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Partner because of the continued operation of the Property by the Partnership. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Partner’s individual circumstances.
Tax Change in Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. The Patient Protection and Affordable Care Act was signed into law by President Obama on March 23, 2010. The Health Care and Education Reconciliation Act of 2010 was signed into law by President Obama on March 30, 2010. One tax law change under the new law that may be relevant to individual Limited Partners earning an annual minimum income of $250,000 (married) and $200,000 (single) is the following change scheduled to be effective for tax years beginning after December 31, 2012. A new 3.8% Medicare tax will be imposed on net investment income of certain taxpayers. Net investment income is interest, dividends, royalties, rents, gross income from a trade or business involving activities that are passive activities with respect to the taxpayer, and net gain from disposition of property (other than property held in a trade or business that is not a passive activity with respect to the taxpayer). The tax is applicable to Limited Partners that are individuals, trusts or estates. Limited Partners are urged to consult their tax advisors with respect to this tax law change.
Proposed Tax Changes in the Obama Administration’s Fiscal Year 2011 Budget. On February 1, 2010, the Obama Administration released the fiscal year 2011 Budget of the United States. Proposals that may be relevant to individual Limited Partners earning an annual minimum income of $200,000 ($250,000 for married taxpayers filing jointly) include the following proposals that would be effective for tax years beginning after December 31, 2010 if the proposals are passed: (i) an increase in the top individual ordinary income tax rates to 36% and 39.6% from 33% and 35%; (ii) an increase in the income tax rate on capital gains to 20% from 15%; (iii) a limitation on deductibility of itemized deductions that limits the tax benefit rate resulting from such deductions to 28%; (iv) reinstatement of the phase out of personal exemptions; and (v) reinstatement of the reduction in itemized deductions (i.e., itemized deductions would be reduced by 3% of the amount by which a taxpayer’s adjusted gross income exceeds $200,000 ($250,000 for married taxpayers filing jointly), up to 80% of otherwise allowable deductions. Certain of these proposed tax changes also would be applicable to Limited Partners that are trusts or estates. It is uncertain whether the foregoing proposals will ultimately be enacted, whether such proposals will be modified before enactment, or whether new proposals relevant to Limited Partners will be enacted in the future. Limited Partners are urged to consult their tax advisors with respect to possible tax law changes.
IRS Circular 230 Disclosure. To ensure compliance with IRS Circular 230, Limited Partners are hereby notified that: (i) any discussion of federal tax issues in this Consent Solicitation Statement was not intended or written to be relied upon, and cannot be relied upon by Limited Partners for the purpose of avoiding penalties that may be imposed on

Limited Partners under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed in this Consent Solicitation Statement; and (iii) Limited Partners should seek tax advice based on their particular circumstances from an independent tax advisor.
THE PROPERTY
General. The Property is a 60-unit rental apartment complex located in Atlanta, Georgia. The Property has been owned and operated by the Partnership continuously since it was constructed in 1989.
Capital Replacements. The Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.
Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

	Average Rental Rate					Average Occupancy
2010*	2009	2008	2007	2010	*	2009	2008	2007
$8,758	$9,286	$9,520	$8,945	98%		95%	98%	96%

*	Through April 30, 2010
THE PARTNERSHIP
General Information. The Partnership is a Missouri limited partnership organized on June 23, 1988. Its primary business is to acquire and operate income-producing commercial and multi-family residential properties for investment. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
Limited Partners. As of the Record Date, there were 61,063 Units issued and outstanding owned by 915 Limited Partners of record.
Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.

Class — Limited Partners

Approximate
	Approximate Number	Percent of
Entity Name and Address	of Units	Class

Aimco Properties, L.P. [1,2,3]
4582 South Ulster Street Parkway,	24,410[4]	40%
Suite 1100
Denver, CO 80237

Aimco IPLP, L.P. [3,5]
55 Beattie Place
P.O. Box 1089	88[6]	Less than 1%
Greenville, SC 29602

1	Aimco-GP, Inc., a Delaware corporation, is the sole general partner of Aimco Properties, L.P., and owns a 1.03% general partnership interest in Aimco Properties, L.P. Aimco-GP, Inc. is wholly owned by Aimco. As of December 31, 2009, Aimco-LP, Inc., a Delaware corporation, owns an 92.06% limited partnership interest in Aimco Properties, L.P. It is wholly owned by Aimco.

2	Aimco Properties, L.P., Aimco-GP, Inc., Aimco and the General Partner share voting and dispositive power over 950 Units, representing approximately 1.6% of the class.

3	Aimco may be deemed the beneficial owner of the Units held by the Aimco Properties, L.P., Aimco-GP, Inc., the General Partner, Aimco IPLP, L.P. and Aimco/IPT, Inc. by virtue of its indirect majority or whole ownership of those Limited Partners. Aimco-GP, Inc. holds its Units, directly or indirectly, as nominee for Aimco Properties, L.P., which is the beneficial owner of all Units held by Aimco-GP, Inc.

4	Aimco Properties, L.P., Aimco-GP, Inc. and Aimco share voting and dispositive power over 24,498 Units, representing approximately 40% of the class.

5	Aimco/IPT, Inc. holds a 70% interest in Aimco IPLP, L.P. as its general partner, and it is wholly owned by Aimco. Aimco Properties, L.P. holds a 30% interest in Aimco IPLP, L.P. as the limited partner.

6	Aimco Properties, L.P., Aimco-GP, Inc., Aimco, the General Partner, Aimco IPLP, L.P. and Aimco/IPT, Inc. share voting and dispositive power over 88 Units, representing less than 1% of the class.
None of the General Partner’s directors or officers own any Units.
Trading Market. There is not any established trading market for the Units.
Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s properties.

		Date of
Property	Units	Purchase	Type of Ownership	Use
Defoors Crossing Apartments	60	5/1/89	Fee simple	Apartment
Atlanta, Georgia
Distributions. The Partnership distributed the following amounts during the years ended December 31, 2009 and 2008 (in thousands, except per Unit data):

	Year Ended		Year Ended
	December 31,	Distribution	December 31,	Distribution
	2009	Per Unit	2008	Per Unit
Operations	$—	$—	$—	$—
Sale[1]	$3,685	$59.74	$—	$—
Refinancing[2]	$71	$1.15	$75	$1.21

	$3,756	$60.89	$75	$1.21

1	Proceeds from the December 2008 sale of Bronson Place Apartments.

2	Proceeds from the September 2007 refinancing of the mortgage encumbering Bronson Place Apartments.
The Partnership has not made any distributions to Partners during 2010.
Indebtedness. The Property is not encumbered by a mortgage loan. The Partnership has other indebtedness of $83,301 as of April 30, 2010, including approximately $1,199 that is payable to the General Partner and/or its affiliates.
Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2009 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the United States Securities and Exchange Commission (the “SEC”) on March 30, 2010 (the “2009 10-K”) and the unaudited financial statements for the Partnership set forth in Part I of the Partnership’s Quarterly Report on Form 10Q for the period ended March 31, 2010, filed with the SEC on May 14, 2010 (the “2010 10Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
General. The Purchaser is a Georgia limited liability company. The Purchaser informs us that its primary business is to serve as a commercial real estate investment firm focused on the acquisition of stable and value-added office, multifamily, retail and industrial properties throughout the United States. The Purchaser is not affiliated with the General Partner or the

Partnership. The Purchaser informs us that its principal executive offices are located at 5784 Lake Forrest Drive, Suite 208, Atlanta, Georgia 30328, telephone: (404) 845-4105.
Past Contacts, Relationship and Negotiations. Affiliates of the General Partner and Aimco have never entered into contracts to sell any other properties to the Purchaser. The terms of the Sale were negotiated at arms length.
THE SALE
Summary of Purchase Agreement. On the Effective Date, the Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Partnership agreed to sell the Property to the Purchaser.
Purchase Price and Deposit. The Purchase Price is $3,000,000, to be paid by the Purchaser as follows:
•	The Purchaser has delivered an initial deposit (the “Initial Deposit”) of $100,000 to Stewart Title Guaranty Company (the “Escrow Agent”).

•	Within two business days following the day the Feasibility Period (as defined below) expires, the Purchaser must deliver an additional deposit (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”) of $100,000 to the Escrow Agent.

•	The balance of the Purchase Price, as adjusted by the prorations, credits and adjustments contained in the Purchase Agreement, must be paid to and received by the Escrow Agent on the day of closing.
Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) closing, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which the Escrow Agent is otherwise authorized to disburse the Deposit. Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right prior to the expiration of the Feasibility Period or Outside Termination Date as described below, if prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Georgia at any time.
Feasibility Period. From the Effective Date through July 15, 2010 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. Additionally, if and only if Purchaser has not received the results of environmental tests it performs on the Property by the end of the Feasibility Period and the results of such environmental tests are unsatisfactory to Purchaser for any reason, in Purchaser’s sole and absolute discretion, then Purchaser has the right to terminate the Purchase Agreement solely on account of Purchaser’s dissatisfaction of such environmental test results on or before July 30, 2010 (the “Outside Termination Date”). If the Purchaser exercises either termination rights, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period or by the Outside Termination Date as described above (with respect to environmental matters), the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions.
Conduct of Investigation. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser cannot perform any invasive tests on the Property without the Partnership’s prior written consent. Further, the Partnership has the right to disapprove any test that in the Partnership’s reasonable judgment could result in injury to the Property, breach of any contract, expose the Partnership to any losses or violation of applicable law, or otherwise adversely affect the Property. The Purchaser must restore the Property to the same condition existing immediately prior to the Purchaser’s Inspection.
The Purchaser Indemnification. The Purchaser agreed to indemnify the Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
Property Materials and Contracts. The Partnership must deliver copies of all materials related to the Property, including the rent roll and a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Partnership specifying any property contracts which the Purchaser wants to terminate at closing. If any Terminated Contract requires payment of a penalty or premium for cancellation, the Partnership is responsible for the payment of the first $1,000 (in the aggregate) and Purchaser is responsible for the balance. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
Subsequently Disclosed Title Exceptions. If at any time after the expiration of the Feasibility Period any update to the Title Commitment or Survey discloses an additional item that materially adversely affects title to the Property which was not previously disclosed to Purchaser, Purchaser may elect to disapprove of the new exception to title, at which point the Partnership may cure such exception. If Purchaser is dissatisfied with the Partnership’s attempt to cure or lack thereof, Purchaser may, as its exclusive remedy, either terminate the Purchase Agreement, in which event the Deposit will be returned to Purchaser, or waive the new exception and proceed with the transaction.
Day of Closing. Closing is scheduled to occur on August 16, 2010. Closing may be postponed without penalty at the Partnership’s option for up to 45 days to obtain necessary consents or approvals. Additionally, if required in order to complete any acquisition financing transaction for the purchase of the Property, Purchaser has the one-time right to extend the Closing Date by up to 30 days, provided Purchaser makes an additional deposit of $15,000 with the Escrow Agent, which will then be deemed part of the Deposit and applied towards the Purchase Price.
Closing Costs. The Purchaser must pay all closing costs except for one-half of the customary closing costs of the Escrow Agent and one-half the cost of recording the deed, any premiums or fees required to be paid by the Partnership with respect to the title policy, and all transfer and withholding taxes imposed on the Conveyance, which must be paid by the Partnership.
Prorations. The parties agreed to customary prorations as of the day of closing.
Post Closing Adjustments. The Purchaser or the Partnership may request that the Purchaser and the Partnership undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 90 days after closing, or (b) if such items do not exceed $2,000 in magnitude (in the aggregate).
The Partnership’s Representations. The Partnership made customary representations and warranties which survive closing for six months. The Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $300,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $2,000.
The Purchaser’s Representations. The Purchaser made customary representations and warranties.
Leases and Property Contracts. From the Effective Date to closing, the Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent. New property contracts must be terminable without penalty on 30 days prior notice. The Partnership will deliver each of the vacant tenant units, which have been vacant for five business days, in the physical condition that the Partnership would prepare tenant units in anticipation of renting those tenant units to prospective tenants (“Rent-Ready Condition”). The Purchase Price will be credited in an amount equal to the product of (i) the number of tenant units as of five business days prior to the day of closing that are vacant and not in Rent-Ready Condition, and (ii) $750.
General Operation of Property. The Partnership must operate the Property in the ordinary course of business. The Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent, except as necessary in the Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property.
Liens. Without the Purchaser’s written consent, the Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than leases and other contracts entered into by the Partnership in the ordinary course of business.
The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Partnership to the Purchaser at closing must have been delivered;

(b)	each of the Partnership’s representations must be true in all material respects as of closing;

(c)	the Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by Partnership under the Purchase Agreement; and

(d)	neither the Partnership nor the General Partner can be a debtor in any bankruptcy proceeding.
If any of these conditions is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price, (ii) if the failure to meet a condition constitutes a default by the Partnership, exercise remedies provided to it in the Purchase Agreement, or (iii) if the failure to meet a condition does not constitute a default by the Partnership, terminate the Purchase Agreement and receive a return of the Deposit.
The Partnership’s Closing Conditions. The Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	neither the Purchaser nor any member of the Purchaser can be a debtor in any bankruptcy proceeding;

(e)	the Partnership must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the Partners, and (ii) as required by law; and

(f)	there must not be pending or, to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding.
If any of these conditions are not met, the Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement.
Brokerage. The Partnership represented and warranted that it had dealt only with the Broker in connection with the Purchase Agreement. If the Sale closes, the Partnership will pay the Broker a commission according to the terms of a separate contract. The Partnership and the Purchaser represented and warranted that, other than the Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with the Purchase Agreement.
The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	timely deliver the Additional Deposit (or any other deposit or payment required of the

Purchaser under the Purchase Agreement);
(b)	timely deliver the Purchaser’s closing deliveries; or

(c)	timely deliver the Purchase Price and timely close,
then the Purchaser will forfeit the Deposit and neither party will be obligated to close. If the Purchaser defaults on any of its other representations, warranties or obligations and such default continues for more than ten days after the Partnership has provided written notice of default, the Purchaser will forfeit the Deposit and neither party will be obligated to close.
Partnership Default. If the Partnership defaults on its obligations to timely deliver the Partnership’s closing deliveries or its other covenants or obligations under the Purchase Agreement, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $50,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers the total Purchase Price and all the Purchaser closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $500,000, then the Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for the full Purchase Price and the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing.
Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $500,000, the Sale will be closed in accordance with the Purchase Agreement. The Partnership may, at its election, make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Partnership is unable to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing.
Repairs. If the Partnership begins any repair, replacement or restoration of the Property prior to closing, then the Partnership is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of the repairs, replacements and restorations after closing with the balance of any available insurance proceeds.

Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.
1031 Exchange. The Sale may be part of a tax-free exchange for the Purchaser. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate a 1031 exchange if requested by the other party, and to obtain all documentation in connection the exchange.
Regulatory Consents. Except for SEC filings, we are not aware of any required filings, consents or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency.
PLANS FOLLOWING THE SALE
Upon completion of the sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, the Partnership will be dissolved and its affairs wound up pursuant to the terms of the Partnership Agreement and without any further action on the part of the Limited Partners. The Partnership will reserve approximately $110,000 from the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until such liquidation and dissolution, including management fees, taxes, the costs of audits, printing and mailing, and the preparation and filing of Partnership’s tax returns. See also “Federal Income Tax Consequences” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.
INTEREST OF CERTAIN PERSONS IN THE SALE
The General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $1,199 as of April 30, 2010.
THE GENERAL PARTNER’S RECOMMENDATION
The General Partner recommends that Limited Partners consent to the Sale. The General Partner is of the opinion that the Sale is in the best interests of Partners. See “REASONS FOR THE SALE.”
SOLICITATION OF CONSENTS
Expiration Date. THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED BY THE

GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.
Extension of Solicitation Period. The General Partner expressly reserves the right to extend the period during which consents are solicited in its discretion, at any time, and from time to time. Notice of any such extension will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of the extension.
Solicitation. Abstentions and broker non-votes will not be counted as consents in favor of the Sale and will have the effect of a withheld consent. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by representatives of the General Partner, none of whom will receive additional compensation for these solicitations. The Partnership will bear the cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent. The Partnership will pay the fees and expenses of the Solicitation Agent.
LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE SHOULD MARK THE APPROPRIATE BOX ON THE CONSENT INCLUDED WITH THIS CONSENT SOLICITATION STATEMENT AND SIGN, DATE AND DELIVER THE CONSENT TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND ON THE CONSENT, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT.
All Consents that are properly completed, signed and delivered to the Solicitation Agent prior to the Expiration Date and not properly revoked (see “Revocation of Instructions” below) will be given effect in accordance with their respective specifications. IF A CONSENT IS DELIVERED AND NONE OF THE “CONSENTS”, THE “WITHHOLDS CONSENT” OR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
Consents must be executed in exactly the same manner as the name(s) in which ownership of the Units are registered. If two or more joint holders hold the Unit to which a Consent relates, all these holders should sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, this person must so indicate when signing and submit with the Consent evidence satisfactory to the Partnership of authority to execute the Consent.
The execution and delivery of a Consent will not affect a Limited Partner’s right to sell or transfer the Units. All Consents received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of those Units subsequent to the Record Date. A person who acquires Units after the Record Date may not consent.
All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, and the General Partner’s determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consents that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consents. Unless waived, all defects or irregularities in connection with the delivery of Consents must be cured within the time the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons are under any duty to give any notification of any of these defects, irregularities or waivers, nor must any of them incur any liability for failure to give this notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects in the Consent have been cured or waived. The General Partner’s interpretations of the terms and conditions of this solicitation must be conclusive and binding.
Revocation of Instructions. Any Limited Partner who has delivered a Consent to the Solicitation Agent may revoke the instructions set forth in the Consent by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent must (i) contain the name of the person who delivered the Consent, (ii) be in the form of a subsequent Consent marked either as “CONSENTS”, “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent, and (iv) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or fax number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent previously given. A revocation of the instructions set forth in a Consent can only be accomplished in accordance with these procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE CONSENT AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
No Appraisal Rights. Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one Consent Solicitation Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of Limited Partners.
The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Consent Solicitation Statement, the Limited Partner may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of Consent Solicitation Statement.

WHERE YOU CAN FIND MORE INFORMATION
Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2009 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s 2009 10-K and to the unaudited financial statements for the Partnership set forth on Part I of the Partnership’s 2010 10Q. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Consent Solicitation Statements and other information regarding registrants that file electronically with the SEC.
THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:
THE ALTMAN GROUP, INC.
By Mail, Overnight Courier or Hand:

1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	By Facsimile: (201) 460-0050 For Information please call: TOLL FREE (800) 217-9608

UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT OF LIMITED PARTNER
The undersigned, a limited partner of United Investors Income Properties (the “Partnership”), and the owner of a limited partnership interest in the Partnership, acting with respect to all of the limited partnership interest in the Partnership owned by the undersigned, hereby:
☐ Consents ☐ Withholds Consent ☐ Abstains
to the Sale.
This Consent is solicited by the General Partner. The General Partner recommends that Limited Partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.
The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent and not defined in this Consent have the meanings set forth in the Consent Solicitation Statement, dated July 19, 2010, of the Partnership (the “Consent Solicitation Statement”).
A fully completed, signed and dated copy of this Consent should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.
Completed and signed consents should be sent to The Altman Group, Inc. by mail or overnight courier at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; or by fax at (201) 460-0050.

Dated:	By:

Please Print Name
Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.